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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
OrCAD, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-04811, 333-15099 and 333-15145) or OrCAD, Inc. of our reports dated February 1, 1999, except for note 11 which is as of February 22, 1999 relating to the consolidated balance sheets of OrCAD, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 Annual Report on Form 10-K of OrCAD, Inc.

                                             /s/   KPMG PEAT MARWICK LLP

Portland, Oregon
March 31, 1999